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                                                                 Exhibit 99.8.59

                       PRINCIPAL FUNDS DISTRIBUTOR, INC.
                               SELLING AGREEMENT

      This Selling Agreement (the "Agreement") is made and entered into as of this 22nd day of March, 2017, between Principal Funds Distributor, Inc. ("Principal"), a Washington corporation having a place of business at 620 Coolidge Dr., Suite 300, Folsom, California 95630 and the undersigned counterparty ("Counterparty").


      WHEREAS, each investment company, or investment portfolio or series thereof, for which Principal acts as distributor (each a "Fund" and jointly the "Funds") is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), or an investment portfolio or series thereof, offers shares or units of beneficial interest for which Principal has been, or shall have been, designated as principal underwriter;

      WHEREAS, each Fund has entered into one or more distribution agreements with Principal (the "Distribution Agreement") for the distribution by Principal of those shares of the Funds listed in Schedule A of this Agreement (the "Shares"). To the extent provided in the Prospectus, certain classes of Shares may also be subject to a distribution plan ("Distribution Plan") adopted pursuant to Rule 12b-1 under the 1940 Act;

      WHEREAS, Counterparty desires to agree with Principal to sell the Shares, as the same may from time to time be amended by Principal by written notice to Counterparty, to certain clients of Counterparty ("Clients");

      WHEREAS, Principal and Counterparty desire to provide for the payment of sales loads, commissions, distribution fees and/or shareholder service fees to Counterparty with respect to sales of Shares and related shareholder services, in accordance with the applicable Prospectus (defined below) and this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

      1. Definition of Terms. As used herein, the term "Prospectus" means the then current prospectus and, unless the context otherwise requires, related statement of additional information ("SAl"), as the same are amended and supplemented from time to time, of each of the respective Funds and each of the respective classes of Shares of the respective Funds; the term "Business Day" means any day on which the New York Stock Exchange ("NYSE") is open; the term "Market Close" means the close of regular trading on the NYSE on a Business Day, which close is generally 4:00 p.m. Eastern time; and the term "principal underwriter" has the definition provided in the 1940 Act.

      2. Counterparty shall sell Shares that are now or hereafter available for sale to Clients, and Counterparty will be responsible for proper instruction and training of sales personnel employed by Counterparty. Counterparty understands and agrees that the Shares can only be sold to eligible purchasers as indicated in the Prospectus. Counterparty understands and agrees that, if R class Shares are covered by this Agreement, R-1, R-2, R-3, R-4, R-5 and R-6 class Shares are for sale to employee benefit plans ("Plans"). Counterparty shall be responsible for opening, approving and monitoring accounts for its


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            Clients that purchase Shares and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and the NASD Conduct Rules of the Financial Industry Regulatory Authority ("FINRA") to the extent applicable to each account. This Agreement does not grant Counterparty any right to purchase Shares from the Fund (although it does not preclude Counterparty from purchasing any such Shares for which Counterparty is an eligible purchaser), nor does it constitute Counterparty an employee or agent of Principal or any Fund for any purpose.

      3. Subject to the terms of the Prospectus, all orders for the purchase of Shares of the Funds shall be executed at the then current public offering price per Share (i.e., the next determined net asset value per Share plus any applicable sales charge), determined in accordance with the provisions of the Prospectus. All orders for the redemption of Shares of the Funds shall be executed at the redemption price (i.e., the net asset value per Share less any applicable contingent deferred sales charge) determined in accordance with the provisions of the Prospectus. The minimum initial purchase order shall be as set forth in the appropriate Prospectus. Unless otherwise mutually agreed in writing between Principal and Counterparty, each transaction for Shares shall be promptly confirmed in writing by the transfer agent to the registered holder of the Shares. To the extent Counterparty receives a copy of confirmations of transactions, Counterparty agrees that upon receipt of such confirmations, Counterparty shall examine the same and promptly notify the transfer agent of any errors or discrepancies that Counterparty discovers. Counterparty shall promptly bring to the attention of the transfer agent any errors in such confirmations claimed by any Clients.

      4. The Funds and Principal have each reserved the right to refuse at any time or times to sell any of the Shares for any reason, and the Funds and Principal have each reserved the right to refuse at any time to accept an order for purchase of Shares for any reason. Counterparty agrees that it has not relied and will not rely on any representations regarding the Funds other than those contained in the Prospectus of the relevant Fund. Counterparty agrees that Counterparty shall not offer or sell any Shares, except in compliance with the Prospectus, the NASD Conduct Rules of FINRA, the USA PATRIOT Act of 2001, as amended (the "Patriot Act") and all applicable federal and state laws and the rules and regulations of applicable regulatory agencies or authorities including, but not limited to, in the case of offers made to or through Plans, any written directives of the sponsor of such Plan, and in the case of an account intended to qualify under Section 408 of the Internal Revenue Code of 1986, as amended (the "Code"), any written directives of the owner or beneficiary of such account, and in the case of an account intended to qualify under Section 530 of the Code or Section 220 of the Code, the individual designated in the agreement as responsible for investment decisions. In connection with offers to sell, and sales of, Shares, Counterparty agrees to timely deliver or cause to be delivered to each Client or beneficial owner, to the extent required, to whom any offer or sale is made, at or prior to the time of such offer or sale, a copy of the relevant Prospectus, and upon request, the relevant SAl, all in compliance with applicable laws and regulations.


            Unless otherwise mutually agreed in writing between Principal and Counterparty, Principal shall deliver or cause to be delivered to each Client that purchases Shares through Counterparty and is a registered holder of Shares in the records of the Funds,


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            copies of all annual and interim reports, proxy solicitation materials and any such other information and materials relating to the relevant Fund or class of Shares thereof and prepared by or on behalf of Principal, a Fund, its investment adviser, investment sub-adviser, custodian, transfer agent or dividend disbursing agent for the purpose of distribution to such Client. Principal agrees to supply Counterparty with copies of the Prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials relating to each Fund and each class of Shares in reasonable quantities upon request. Counterparty acknowledges that any materials or information that Principal furnishes to Counterparty, other than Prospectuses, annual and interim reports to shareholders and proxy solicitation materials prepared by the Fund, are the sole responsibility of Principal and not the responsibility of the Fund.

            Counterparty further agrees to obtain for each Client (including each Plan participant) to whom Counterparty sells Shares any taxpayer identification number certification required under Section 3406 of the Code or any successor provision, and the regulations thereunder, and to implement any required backup withholding in accordance with Section 3406 of the Code or any successor provision and the regulations thereunder. Counterparty is responsible for Counterparty's compliance with all applicable tax laws, rules and regulations governing Counterparty's performance under the Agreement.

      5. Counterparty shall not make any representation concerning any Shares or class of Shares other than those contained in the relevant Prospectus or in any promotional materials or sales literature furnished to Counterparty by Principal. Counterparty shall not furnish, or cause to be furnished, to any person, or display or publish, or cause to be displayed or published, any information or materials relating to Principal, an affiliated advisor of Principal, any Fund or class of Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, correspondence or other similar materials), except such information and materials as may be furnished to Counterparty by Principal and such other information and materials as may be approved in writing by Principal prior to use by Counterparty. Rather than requiring Counterparty to submit all such information and materials to Principal for review, Counterparty will submit to Principal for review samples of the kinds of information and materials, and the consent by Principal need only be obtained once with respect to future use of such information and materials if future versions are not materially changed in terms of how information and materials about Principal, its affiliate, any Fund or class of Shares are presented. And provided that Counterparty will not use such information or materials without then current performance information to the extent such updating would be necessary. Counterparty acknowledges that Clients choosing between classes should carefully consider the fee structures of the classes in order to determine the most appropriate investment class. Counterparty is solely responsible for determining whether a Fund, and which Share class of that Fund, is suitable for Counterparty's Client.

      6. Each exchange of Shares (the investment of the proceeds from the redemption of Shares of one class of a Fund into the Shares of another class of the same Fund or the same or another class of another Fund) shall, where available, be made in accordance with, and subject to, the terms of the Prospectus, including the right of a Fund to suspend sales.




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      7.    The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus and to instructions received by Counterparty from Principal or the Funds' transfer agent from time to time. No conditional orders will be accepted. Except as may otherwise be agreed in writing by Counterparty and Principal, all orders will be processed on the Business Day they are received in proper form by the transfer agent, except that orders received by the transfer agent after Market Close on each Business Day will be processed on the following Business Day. Receipt of orders in "proper form" means received in "good order" according to industry standards as reasonably determined by Principal. Counterparty agrees that purchase orders placed by Counterparty will be made only for the purpose of covering purchase orders already received from Clients. In the event that Counterparty makes purchases of Shares on behalf of a third-party securities dealer or broker ("Third-Party Selling Agent"), Counterparty agrees that it shall be responsible for any and all acts or omissions of the Third-Party Selling Agent, including without limitation any obligation with respect to determining the suitability of transactions for the Client, as if such acts or omissions were its own. Counterparty shall place purchase orders from Clients with the transfer agent immediately and shall not withhold the placement of such orders so as to profit Counterparty; provided, however, that the foregoing shall not prevent the purchase of Shares by Counterparty for bona fide investment by Counterparty itself, and provided further that any Shares purchased for Counterparty's bona fide investment will not be resold except through redemption by the Funds. Counterparty agrees that it shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Shares registered in the name of, or beneficially owned by, any Client unless such Client has granted Counterparty full right, power and authority to effect such transactions on behalf of such Client.


      8.



            8.1 Except to the extent caused by Principal's negligence or willful misconduct, Counterparty will indemnify and hold harmless Principal, the Funds and all of their affiliates, and their officers, directors, employees, agents, and assignees against all losses, claims, demands, liabilities, and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to any of them, or which they or any of them may incur, including but not limited to alleged violations of the Securities Act of 1933, as amended and/or the Securities Exchange Act of 1934, as amended ("Losses"), arising out of or in connection with: (i) Counterparty's offer or sale of any securities pursuant to this Agreement; or
                  (ii) Counterparty's breach of any representations, warranties, terms or conditions of this Agreement, other than any Losses arising from any untrue statement or alleged untrue statement of material fact contained in a Prospectus or in any application filed with any state regulatory agency in order to register or qualify under the securities laws thereof (the "Blue Sky Applications"), or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or any of the Blue Sky Applications or which is necessary to make the statements or a part thereof not misleading.


            8.2 Except to the extent caused by Counterparty's negligence or willful misconduct, Principal will indemnify, defend and hold harmless Counterparty and all of its


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                  affiliates, and their officers, directors, employees, agents, and assignees against all Losses, arising out of or in connection with: (i) Principal's breach of any representations, warranties, terms or conditions of this Agreement; or (ii) any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, or in any Blue Sky Application, or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or any of the Blue Sky Applications or which is necessary to make the statements or a part thereof not misleading.

            8.3 In any event, no party shall be liable for any special, consequential or incidental damages.

            8.4 The indemnification obligations contained in this Section 8 shall survive the termination of this Agreement.


      9.


            9.1 Counterparty agrees that payment for orders from Counterparty for the purchase of Shares will be made in accordance with the terms of this Agreement and the Prospectus.

            9.2 On or before the settlement date of each purchase order of Shares, Counterparty shall either (i) remit to an account designated by Principal with the transfer agent an amount equal to the then current public offering price of such Shares being purchased, less any dealer allowance, if any, that shall be payable by Principal to Counterparty with respect to such purchase order as determined by Principal in accordance with the terms of the Prospectus; or (ii) remit to an account designated by Principal with the transfer agent an amount equal to the then-current public offering price of such Shares as determined by Principal in accordance with the terms of the applicable Prospectus, in which case the dealer allowance, if any, with respect to such purchase order, as determined by Principal in accordance with the terms of the Prospectus, shall be payable to Counterparty within one month of Counterparty's remittance. If payment for any purchase order for the Shares is not received in accordance with the terms of the Prospectus, this Agreement and applicable law (and, in the case of Institutional Class, Class R-1, R-2, R-3, R-4, R-5, R-6 and Class P Shares, within one (1) Business Day after acceptance of the order, if any such Share classes are covered by this Agreement), Principal and the Funds reserve the right, without notice, to cancel the sale or redeem the Shares ordered, and Counterparty shall be responsible for any loss sustained as a result thereof. Principal and the Funds reserve the right to change any sales charge, dealer allowance and/or service fee by supplementing or otherwise revising the Prospectus or SAl, as applicable.

            9.3 If any Shares sold under the terms of this Agreement are tendered for redemption within seven (7) Business Days after confirmation of Counterparty's purchase order for such Shares, or if Shares that would otherwise be subject to a contingent deferred sales charge are redeemed in a transaction on which such contingent deferred sales charge is waived, Counterparty shall forthwith refund to Principal



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                  the full dealer allowance or sales commission received by
                  Counterparty on the sale of such Shares.


            9.4 In addition to the fees set forth above in this Section 9, Principal agrees, subject to the other terms and conditions of the Prospectus, this Agreement and any attached schedule, to pay Counterparty a service fee, and Counterparty agrees to accept the same as full payment for the services undertaken by it as described in this Agreement, accrued daily and payable monthly as set forth in the Prospectus or SAI. Counterparty acknowledges that such fee will be paid solely from monies received by Principal under the Distribution Agreement entered into pursuant to the respective Distribution Plan; accordingly, any obligation of Principal to pay Counterparty any service fee shall not arise unless and until Principal receives from the relevant Fund monies intended to be used by Principal for such purpose and in amounts sufficient for such purpose. Under the Distribution Plans, each Fund is authorized to make expenditures of Fund assets for various distribution and support services. Counterparty understands and agrees that
                  (i) all service fees are subject to the limitations contained in the Distribution Agreement and the respective Distribution Plans, which may be amended or terminated at any time, and
                  (ii) Counterparty's failure to provide services as agreed in this Agreement will render Counterparty ineligible to receive service fees.


            9.5 Any sales charge applicable to any sale of Shares by Counterparty and any dealer discount applicable to any order from Counterparty for the purchase of Shares accepted by Principal or transfer agent shall be that percentage of the applicable public offering price determined as set forth in the Funds' then current Prospectus and/or SAI. The rates of any sales charge and/or dealer discount for Shares are subject to change by Principal, and any orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the purchase payment by Principal.

            9.6 In determining the amount of any dealer allowance or sales commission payable to Counterparty hereunder, Principal reserves the right to exclude any sales which Principal reasonably determines are not made in accordance with the terms of the applicable Prospectus and the provisions of this Agreement. Counterparty shall be solely responsible for identifying to Principal or transfer agent any orders which are or may be eligible for reductions in or eliminations of sales charges in accordance with the Prospectus. Unless, at the time of transmitting an order, Counterparty advises the transfer agent to the contrary in writing, such transmission will be deemed a representation by Counterparty that the Shares ordered will be the total holdings of the Client for whom the order is transmitted. In each case where a sales charge reduction or elimination is applicable, Counterparty agrees to furnish to the transfer agent sufficient information to permit confirmation of qualification for the sales charge reduction or elimination, and acceptance of the order is subject to such confirmation. Sales charge reductions or eliminations may be modified or terminated at any time at the sole discretion of each Fund.



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            9.7   Termination or cancellation of this Agreement shall not
                  relieve Counterparty from the requirements of this Section 9.



      10.

            10.1 Counterparty agrees to provide distribution assistance and administrative support services in connection with the purchase, exchange and redemption of Shares by Clients including, but not limited to, distributing sales literature, answering routine telephone or written Client inquiries regarding the Funds, assisting in the establishment and maintenance of accounts in the Funds and in the processing of purchases, exchanges and redemptions of Shares, making the Funds' investment plans and dividend options available, and assisting the shareholders with tax information. Counterparty shall also provide such other information and services in connection with the Shares as may be reasonably requested from time to time. Counterparty shall assess the suitability of transactions for the Client. If R-1, R-2, R-3, R-4, R-5 and/or R-6 class Shares are covered by this Agreement, such accounts on the Funds records shall be either Plan level omnibus accounts or super omnibus accounts. If Institutional class Shares are covered by this Agreement, such accounts on the Funds records shall be either Plan level omnibus accounts or super omnibus accounts, or will need to meet Principal's minimum investment or other eligibility requirement as provided in the Prospectus.

            10.2 For omnibus accounts, Counterparty shall maintain all historical Client records consistent with the requirements of all applicable laws, rules and regulations. Upon request of Principal or transfer agent, Counterparty shall provide copies of written communications regarding the Funds to or from such Clients in omnibus accounts. Counterparty shall upon request make available to Principal or transfer agent such records or communications as may be necessary to determine the number of Clients in each Counterparty omnibus account.

            10.3 For omnibus accounts, a Fund shall recognize Counterparty, or a custodian, as a single shareholder and unallocated account in the Fund and the Fund will not maintain separate accounts for Clients in such omnibus accounts. Neither the Funds, nor transfer agent, nor Principal shall be responsible for providing recordkeeping or administrative services to Clients in omnibus accounts. The official records of transactions of Counterparty's omnibus accounts and the number of shares in such accounts shall be determined by transfer agent. Counterparty shall bear responsibility for any discrepancies between its omnibus accounts and the Client accounts and for the maintenance of all records regarding the Clients, the Client's transactions, and the Clients' interest in the omnibus accounts.


            10.4 For omnibus accounts, Counterparty assumes sole responsibility for reconciliation of Client accounts with its omnibus account at transfer agent. Principal will have transfer agent assist Counterparty with such reconciliation where necessary.


      11. Counterparty hereby represents and warrants that: (i) Counterparty is a corporation, partnership or other business entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; (ii) the execution and delivery



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            of this Agreement and the performance of the transactions
            contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Counterparty's lawful execution and delivery of this Agreement and Counterparty's performance hereunder have been obtained; (iii) upon execution and delivery by Counterparty, and assuming due and valid execution and delivery by Principal, this Agreement will constitute a valid and binding agreement, enforceable against Counterparty in accordance with its terms; (iv) any and all fees provided for in this Agreement will be promptly disclosed by Counterparty to its Clients including, if applicable, to any Plans; and (v) the receipt of the fees described in this Agreement by Counterparty will not be a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code. Principal is not and does not hold itself out to be a Plan fiduciary, and Counterparty agrees not to use Principal's name or any of the information it provides in a manner to suggest otherwise.

      12. Counterparty further represents and warrants that: (i) Counterparty is a member of FINRA or is exempt from registration as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) Counterparty is duly registered under all applicable state securities laws, rules and regulations or is exempt from such registration. Counterparty agrees to give written notice to Principal if it shall cease to be registered or exempt from registration as a broker-dealer under the 1934 Act. With respect to all sales of Shares, Counterparty agrees to abide by the FINRA rules, including without limitation the NASD Conduct Rules of FINRA, as amended from time to time. Counterparty and Principal agree to comply with all applicable federal and state laws, rules and regulations. Counterparty is not a foreign dealer. Counterparty further agrees that it will not sell, offer for sale or solicit offers to purchase Shares of Funds in any jurisdiction where such Shares have not been qualified for sale. Principal agrees to inform Counterparty, from time to time and upon request, as to the jurisdictions in which Principal believes the Shares have been registered or qualified for sale under, or are exempt from the requirements of, the respective securities laws of such jurisdictions. Principal shall have no obligation or responsibility to make Shares available for sale to Clients in any jurisdiction. Counterparty agrees to notify Principal immediately in the event of Counterparty's expulsion or suspension from FINRA. Counterparty's expulsion from FINRA will automatically terminate this Agreement immediately without notice by Principal. Counterparty's suspension from FINRA will terminate this Agreement effective immediately upon written notice of termination to Counterparty by Principal. Counterparty represents that it is currently a member of the Securities Investor Protection Corporation ("SIPC") and, while this Agreement is in effect, will continue to be a member of SIPC. Counterparty agrees to notify Principal immediately if its SIPC membership status changes.

      13.

            13.1 "Confidential Information" of any party shall mean such party's ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, "nonpublic personal information" of such party's "customers" (each, for purposes of this Section 13, as defined in Rule 3 of Regulation S-P), as


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                  well as information which from all relevant circumstances
                  should reasonably be assumed by a party to be confidential information of the other party, whether or not marked "Confidential Information." Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party's duties under this agreement. Each party agrees, upon the other party's request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual's status as a consumer or customer of the receiving party. The obligations of this Section 13.1 extend to all of a party's employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.

            13.2 Each party will, upon learning of any unauthorized disclosure or use of the other party's Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.

            13.3 The obligations in this Section 13 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from FINRA or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 13 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the


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                  effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

            13.4 The parties agree that they shall abide by the applicable provisions of all applicable privacy laws, rules and regulations and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information,
                  (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Clients investing in one or more Funds. Counterparty may contract with others, at its own expense, for data systems, processing services and other technical or administrative services. Principal may at any time or times in its discretion appoint (and may at any time remove) other parties including parties with which Principal is affiliated, as its agent to carry out such provisions of the Agreement as Principal may from time to time direct; provided however, that the appointment of any such agent shall not relieve Principal or any of its responsibilities or liabilities hereunder. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations. The provisions of this Section 13 shall survive the termination of this Agreement.

      14. To the extent that any duties and responsibilities under the Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractors adhere to the same requirements. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the records of the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

      15. Principal hereby represents and warrants that: (i) it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Principal's lawful execution and delivery of this Agreement and Principal's performance hereunder have been obtained;
            (iii) upon execution and delivery by Principal, and assuming due and valid execution and delivery by Counterparty, this Agreement will constitute a valid and binding agreement, enforceable against Principal in accordance with its terms.

      16. Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between Principal and Counterparty. Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. Except as specifically stated in this Agreement, this Agreement is not intended to, and shall not, create any rights against either party hereto by any third party (other than the Funds) solely on account of this Agreement. Neither party hereto shall use the name of any other party hereto in any manner without the other party's prior written consent, except as required by any applicable federal or state law, rule or regulation.

      17. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein). Unless otherwise notified in writing, all notices to Principal shall be given or sent to Principal at 620 Coolidge Dr., Suite 300, Folsom, California 95630, Attn: President; and all notices to Counterparty shall be given or sent to Counterparty at Counterparty' s address shown below.

      18. This Agreement shall become effective upon written acceptance by Principal and may be terminated at any time by either party hereto upon prior written notice to the other party hereto. To the extent not prohibited by law, this Agreement, including any schedules hereto, may be amended as provided in any written notice delivered by Principal to Counterparty and otherwise may be amended only by a written instrument signed by both of the parties hereto. This Agreement may not be assigned by either party without prior written consent of the other party hereto, provided, however, that a change in control of Principal or assignment by Principal to an affiliate shall not constitute an assignment of this Agreement, and a change in control of Counterparty shall not constitute an assignment of this Agreement provided that Principal receives written notice at least thirty (30) days prior to such change in control. This Agreement, including any schedules hereto, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, representations and warranties, written or oral, regarding such subject matter between the parties or between Counterparty and a Fund's principal underwriter. Counterparty agrees that Principal shall have no obligations to Counterparty other than those expressly provided herein. In the event of any conflict between the terms of this Agreement and the Prospectus, the terms of the Prospectus shall control.

      19. This Agreement shall apply to the Shares of the classes of Funds listed on Schedule A. Principal may amend Schedule A by written notice to Counterparty.

      20. Counterparty agrees to provide to Principal and each Fund such information as shall reasonably be requested by Principal or a Fund with respect to the service fees paid to Counterparty under this Agreement. Counterparty will permit representatives of Principal and each Fund reasonable access to its personnel and records to monitor the quality of services being provided by Counterparty pursuant to this Agreement. Counterparty shall promptly deliver to each Fund such information as shall reasonably be necessary to permit the Fund directors of each Fund to make an informed determination to continue the respective Distribution Plans.

      21. Counterparty agrees that it shall be responsible for monitoring its Clients' accounts for a pattern of purchases, redemptions and/or exchanges of Shares that potentially indicates excessive trading or "market timing," to effect either such policies and procedures of the Funds or such similar policies and procedures of Counterparty as may be acceptable to the Funds. Counterparty agrees that, in the event that it should come to the attention of Counterparty that any of its Clients are engaging in a pattern of purchases, redemptions and/or exchanges of Shares that potentially indicates excessive trading or "market timing," Counterparty shall promptly notify Principal and the Funds of such pattern and shall cooperate fully with Principal and the Funds in investigation and, if deemed necessary or appropriate by Principal and the Funds, terminating any such pattern of trading, including, without limitation, by refusing such Client's orders to purchase or exchange Shares.

      22. Principal hereby advises Counterparty that the Funds have adopted written policies and procedures reasonably designed to detect and prevent frequent and/or disruptive trading in Shares. Counterparty agrees to cooperate with Principal and its affiliates to effect such policies and procedures of the Funds as follows:

            22.1 Agreement to Provide Information. Counterparty agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) (as defined below) of each account held of record by Counterparty and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained by Counterparty during the period covered by the request.

                  22.1.1 Period Covered by Request. Requests must set forth a specific period, generally not to exceed six (6) months from the date of the request, for which transaction information is sought. The Fund may request transaction information older than six (6) months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                  22.1.2 Form and Timing of Response. (a) Counterparty agrees to provide, promptly upon request of the Fund or its designee, the requested information specified above. If requested by the Fund or its designee, Counterparty agrees to use best efforts to determine promptly whether any specific person about whom it has received identification and transaction information specified above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth above for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Counterparty additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this
                         Section 22 must be communicated in writing in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the National Securities Clearing Corporation ("NSCC") Standardized Data Reporting Format.

                  22.1.3 Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this
                         Section 22 for marketing or any other similar purpose without the prior written consent of Counterparty.

            22.2 Agreement to Restrict Trading. Counterparty agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Counterparty's account) that violates policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  22.2.1 Form of Instructions. Instructions to restrict or
                         prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  22.2.2 Timing of Response. Counterparty agrees to execute
                         instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Counterparty.

                  22.2.3 Confirmation by Counterparty. Counterparty must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Counterparty agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

            22.3  Definitions. For purposes of this Section 22:

                  22.3.1 The term "Fund" includes the fund's principal
                         underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

                  22.3.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Counterparty.

                  22.3.3 The term "Shareholder" means the beneficial owner of
                         Shares, whether the Shares are held directly or by Counterparty in nominee name. The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

                  22.3.4 The terms "written" and "writing" include electronic writings and facsimile transmissions.

                  22.3.5 The term "intermediary" means a "financial
                         intermediary" as defined in SEC Rule 22c-2.

                  22.3.6 The term "purchase" does not include the automatic
                         reinvestment of dividends.

                  22.3.7 The term "promptly" as used in 22.1.2 means as soon as practicable but in no event later than ten (10) Business Days from Counterparty's receipt of the request for information from the Fund or its designee.

      23. In the event of any dispute arising out of or relating to this Agreement, the parties agree to attempt in good faith to resolve the dispute first by direct negotiation and then, if that is not successful, by mediation with a neutral third-party mediator acceptable to both parties. Mediation expenses will be shared equally by the parties. Any dispute arising out of or relating to this Agreement which is not settled by agreement of the parties within a reasonable time will be settled exclusively in a binding arbitration. The parties further agree that any contract, agreement or understanding between a party and its affiliates, subsidiaries, agents, delegates and designees shall contain a provision binding the affiliate, subsidiary, agent, delegate or designee to the terms of this Arbitration Provision.

            23.1 The location of any arbitration proceeding will be in Polk County, Iowa. The arbitration will be governed by the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association ("AAA") under the Commercial Arbitration Procedures then in effect. The arbitrators will be selected and the arbitration conducted in accordance with the FINRA or AAA rules, as appropriate, except that the provisions of this Agreement will control over the FINRA or AAA rules. The number of arbitrators will be three (3). To the extent practicable, the arbitrators shall be attorneys or retired attorneys specializing in securities law.

            23.2 The parties will share equally in the fees and expenses of the arbitrators and the cost of the facilities used for the arbitration hearing, but will otherwise bear their respective costs incurred in connection with the arbitration. Depositions will not be allowed, but information may be exchanged by other means. The parties agree to use their best efforts to ensure that the arbitrators are selected promptly and that the arbitration hearing is conducted no later than 3 months after the arbitrators are selected.

            23.3 The arbitrators must decide the dispute in accordance with the substantive law which would govern the dispute had it been litigated in court. This requirement does not, however, mean that the award is reviewable by a court for errors of law or fact. Following the arbitration hearing, the arbitrators will issue an award and a separate written decision which summarizes the reasoning behind the award and the legal basis for the award. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding on each party. Judgment upon the award may be entered in any federal district court. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

            23.4 The dispute resolution procedures set forth above will be the sole and exclusive procedures for the resolution by the parties of any disputes which arise out of or are related to this Agreement, except that a party may seek preliminary or temporary injunctive relief from a court if, in the party's sole judgment, such action is necessary to avoid irreparable harm or to preserve the status quo. If a party seeks judicial injunctive relief as described in this paragraph, the parties will continue to participate in good faith in the dispute resolution procedures described above. The parties agree that no court which a party petitions to grant the type of preliminary injunctive relief described in this paragraph may award damages or resolve the dispute. Venue for any judicial proceeding for preliminary or temporary injunctive relief will be in Polk County, Iowa, and any objections or defenses based on lack of personal jurisdiction or venue are hereby expressly waived

      24. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without giving effect to principles of conflict of laws.

      25.

            25.1 Counterparty hereby represents and certifies to Principal that it is aware of, and in compliance with, all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the Patriot Act, its implementing regulations, and related Securities and Exchange Commission and self-regulatory organization rules and regulations. Counterparty hereby certifies to Principal that, to the extent required by the Patriot Act, it has a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the Patriot Act; a designated compliance officer or officers; an ongoing training program for appropriate employees; and an independent audit function.

            25.2 Counterparty also hereby certifies to Principal that, to the extent applicable, it is in compliance with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), and has an

                  OFAC compliance program that satisfies all applicable laws, regulations and sanctions programs administered by the U.S. Treasury Department's Office of Foreign Laws and Regulations.

            25.3 Counterparty represents that it adopted a Customer Identification Program in compliance with applicable laws, rules and regulations and will verify the identity of customers who open accounts with Principal and who invest in Shares.

            25.4 Except to the extent restricted by applicable law, Counterparty hereby agrees to notify Principal in writing at 620 Coolidge Dr., Suite 300, Folsom, California 95630, Attn:
                  Anti-Money Laundering Compliance Officer, or such other address as provided in writing by Principal to Counterparty, promptly whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected with respect to the Funds.

            25.5 Counterparty hereby undertakes to notify Principal promptly if any of the foregoing certifications cease to be true and correct for any reason.

      26. Counterparty and Principal, or an affiliate, are members in good standing of the National Securities Clearing Corporation ("the NSCC") and have access to the NSCC's NETWORKING system ("NETWORKING"), NSCC's Defined Contribution Clearance and Settlement system ("DCC&S") and/or Fund/SERV system ("Fund/SERV") (collectively, the "NSCC Systems"). Except as otherwise specified in this Agreement, Principal and Counterparty hereby agree to abide by all terms and conditions set forth in the Investment Company Institute's Standardized Networking Agreement ("Networking Agreement"). In the event of any conflict between the terms of this Agreement and the terms of the Networking Agreement, the terms of this Agreement shall control.

      27. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

                 [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed as of the day and year first written above.



PRINCIPAL FUNDS DISTRIBUTOR, INC.         ONEAMERICA SECURITIES, INC.
                                          (COUNTERPARTY)

By:  /s/ Cary Fuchs                       By: /s/ Matthew T. Fleetwood
---------------------------------------   ---------------------------------------------------


Name: Cary Fuchs                          Name: Matthew T. Fleetwood
---------------------------------------   ---------------------------------------------------


Title:  SVP                               Title: President
---------------------------------------   ---------------------------------------------------

Date: 3/22/17                             Address: 433 N Capitol Ave, Indianapolis, IN 46204
---------------------------------------   ---------------------------------------------------

                                          Tel.#: 317-285-1106
                                          ---------------------------------------------------

                                          Fax #:  317-285-4050
                                          ---------------------------------------------------

                                          Date: 2/21/17
                                          ---------------------------------------------------

                                   SCHEDULE A
                             PRINCIPAL FUNDS, INC.
                 SHARES AND FUNDS COVERED UNDER THIS AGREEMENT

The term "Shares" shall mean the following classes of shares:
          R-1 (formerly known as Advisors Signature),
          R-2 (formerly known as Advisors Select),
          R-3 (formerly known as Advisors Preferred),
          R-4 (formerly known as Select),
          R-5 (formerly known as Preferred),
          R-6
          Class A
          Class C
          Class I
          Class P

of each investment portfolio or series (each a "Fund") of Principal Funds, Inc.

Counterparty understands and agrees that the Shares may only be made available to eligible purchasers, as described in the Prospectus.